Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

CRISPR Therapeutics AG

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares, CHF 0.03 nominal value	457(o) and 457(r)	—	—	$600,000,000.00	0.0001381	$82,860.00
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—
	Total Offering Amounts					$600,000,000.00		$82,860.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$82,860.00

(1)

Calculated in accordance with Rule 457(o) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This registration fee table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3ASR (File No. 333-281262), which was filed on August 5, 2024, in accordance with Rules 456(b) and 457(r) under the Securities Act.